Exhibit 99.1

                     CSS Industries, Inc. Reports Sales and
        Earnings for the Quarter and Nine Months Ended December 31, 2004

    PHILADELPHIA--(BUSINESS WIRE)--Jan. 26, 2005--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the third quarter and nine months ended December 31, 2004. For the quarter ended December 31, 2004, sales of $247,169,000 were flat compared to sales of $247,394,000 in 2003. Net income decreased 13% to $23,971,000, or
$1.91 per diluted share, compared to prior year net income of $27,397,000, or $2.18 per diluted share. For the nine months ended December 31, 2004, sales decreased by 1% to $478,435,000 from $484,846,000 in 2003. Net income decreased 6% to $35,177,000, or $2.79 per diluted share, compared to a prior year net income of $37,574,000, or $3.05 per diluted share. The Company's highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.
    The decrease in sales for the nine months ended December 31, 2004 was primarily the result of lower ribbon and bow sales, the absence of sales related to a product line which was sold in July 2003 and the later timing of Valentine shipments which pushed sales into the fourth quarter. These sales declines were partially offset by improved Christmas and Everyday boxed greeting card sales. The decline in net income was primarily the result of lower sales and lower margins caused by our establishment of a pre-tax reserve of $3,100,000 for duties that may be imposed on imported tissue products (discussed below), higher freight costs and higher material costs. These negative factors were partially offset by decreased selling, general and administrative expenses, primarily related to compensation, and reduced interest expense.
    In September 2004, the U.S. Commerce Department issued its preliminary determination in the anti-dumping duty investigation on certain tissue paper products imported from China. As a result of this determination, the Company and other importers are required to post bond or a cash deposit upon importation of these products at rates reflecting the Commerce Department's estimate of the duties that may be imposed on these products. In November 2004 and January 2005, the Commerce Department denied requests to reduce these deposit rates pending the issuance of its final determination. The actual amount of the duties, if imposed, may be higher or lower than the deposit rates, depending on the final determinations of the Commerce Department and the U.S. International Trade Commission, which are expected to be issued in February 2005 and March 2005, respectively, and any reviews that may be undertaken by the Commerce Department thereafter. The Company's exposure is estimated to be in the range of approximately $.03 to $.16 per diluted share. The Company is vigorously contesting the imposition of these duties, however given the preliminary determinations of the Commerce Department and the International Trade Commission, the Company has established a reserve for its estimated maximum exposure of $.16 per share in the current quarter.
    "Reflecting the estimated maximum exposure to tissue duties (approximately $.16 per share) and the third quarter year to date results, we now expect EPS growth for the fiscal year of between 0% and 5%," said David Erskine, President and CEO. "We are disappointed in these results and have taken several steps to improve them for next year. These steps include the identification of new tissue sources that are not subject to duty, as well as the negotiation of new freight arrangements," he continued.
    CSS is a consumer products company primarily engaged in the manufacture and sale to mass market retailers of seasonal, social expression products, including gift wrap, gift bags, boxed greeting cards, gift tags, tissue paper, paper and vinyl decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, educational products and Easter egg dyes and novelties.
    All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.
    CSS' consolidated results of operations for the quarters ended December 31, 2004 and 2003 and consolidated condensed balance sheets as of December 31, 2004, March 31, 2004 and December 31, 2003 follow:



                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED RESULTS OF OPERATIONS
                              (Unaudited)

(In thousands, except
per share amounts)

                               Three Months Ended  Nine Months Ended
                                   December 31,       December 31,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

SALES                          $247,169  $247,394  $478,435  $484,846
                               --------- --------- --------- ---------

COSTS AND EXPENSES
   Cost of sales                184,656   176,443   353,270   350,718
   Selling, general and
    administrative expenses      24,221    27,048    68,984    73,036
   Interest expense, net            906     1,185     2,032     2,874
   Other expense (income)            49       192      (643)     (310)
                               --------- --------- --------- ---------

                                209,832   204,868   423,643   426,318
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES       37,337    42,526    54,792    58,528

INCOME TAX EXPENSE               13,366    15,129    19,615    20,954
                               --------- --------- --------- ---------

NET INCOME                     $ 23,971  $ 27,397  $ 35,177  $ 37,574
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE
    Basic                         $2.01     $2.31     $2.95     $3.20
                               ========= ========= ========= =========
    Diluted                       $1.91     $2.18     $2.79     $3.05
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES
   OUTSTANDING
    Basic                        11,952    11,841    11,929    11,730
                               ========= ========= ========= =========
    Diluted                      12,523    12,592    12,607    12,335
                               ========= ========= ========= =========

CASH DIVIDENDS PER SHARE OF
 COMMON STOCK                      $.10      $.08      $.30     $.227
                               ========= ========= ========= =========

----------------------------------------------------------------------
COMPREHENSIVE INCOME
    Net income                 $ 23,971  $ 27,397  $ 35,177  $ 37,574
    Change in fair value of
     interest rate swap
     agreements, net                  -       149         -       269
    Foreign currency translation
     adjustment                      (8)        -        (3)       17
                               --------- --------- --------- ---------
    Comprehensive income       $ 23,963  $ 27,546  $ 35,174  $ 37,860
                               ========= ========= ========= =========



                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
(In thousands)

                                   December 31, March 31, December 31,
                                      2004        2004       2003
                                    --------    --------   --------
         ASSETS
         ------

CURRENT ASSETS
    Cash and cash equivalents       $ 18,845    $ 93,191   $ 12,158
    Accounts receivable, net         214,715      40,460    215,377
    Inventories                       81,652      94,459     76,187
    Deferred income taxes              7,491       7,937      7,179
    Other current assets              13,719      12,987     11,934
                                    --------    --------   --------

        Total current assets         336,422     249,034    322,835
                                    --------    --------   --------

PROPERTY, PLANT AND EQUIPMENT, NET    77,681      81,193     82,959
                                    --------    --------   --------

OTHER ASSETS
    Intangible assets, net            35,506      35,619     36,995
    Other                              4,852       4,551      4,473
                                    --------    --------   --------

        Total other assets            40,358      40,170     41,468
                                    --------    --------   --------

        Total assets                $454,461    $370,397   $447,262
                                    ========    ========   ========

   LIABILITIES AND STOCKHOLDERS'
    EQUITY
   -----------------------------

CURRENT LIABILITIES
    Notes payable                   $ 19,000    $      -   $ 28,980
    Current portion of long-term
     debt                             10,000           -          -
    Other current liabilities         95,609      61,221     95,653
                                    --------    --------   --------

        Total current liabilities    124,609      61,221    124,633
                                    --------    --------   --------

LONG-TERM DEBT, NET OF CURRENT
 PORTION                              40,000      50,251     50,000
                                    --------    --------   --------

LONG-TERM OBLIGATIONS                  3,602       3,631      3,564
                                    --------    --------   --------

DEFERRED INCOME TAXES                  6,451       6,142      9,098
                                    --------    --------   --------

STOCKHOLDERS' EQUITY                 279,799     249,152    259,967
                                    --------    --------   --------

        Total liabilities and
         stockholders' equity       $454,461    $370,397   $447,262
                                    ========    ========   ========

    CONTACT: CSS Industries, Inc.
             Clifford E. Pietrafitta, 215-569-9900